EXHIBIT 99.1

POPE & TALBOT, INC.
NEWS RELEASE

Contact: Maria Pope
RELEASE NO. 02-08	503-228-9161

For Release: July 24, 2002

POPE & TALBOT PRICES OFFERING OF SENIOR NOTES

PORTLAND, OR—Pope & Talbot announced today that it has priced an offering of $60 million of 8 3/8% senior notes due 2013, with estimated net proceeds to the Company of $50.8 million. The terms of the notes are substantially identical to terms of the Company’s existing 8 3/8% Debentures due 2013. As previously announced, the net proceeds will be used to repay a portion of the outstanding indebtedness under the Company’s bank credit facilities.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act of 1933 and the securities laws of any other applicable jurisdiction. The transaction is structured to qualify for the resale exemption provided by Rule 144A under the Securities Act of 1933. Following the closing of the offering, the Company has agreed to make an offer to exchange the notes for registered, publicly tradable notes on substantially identical terms.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.